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                                                                    EXHIBIT 99.6

[LOGO OF MCLEODUSA(R) APPEARS HERE]

                                                                   PRESS RELEASE

                    [LETTERHEAD OF MCLEODUSA APPEARS HERE]

FOR IMMEDIATE RELEASE

                   McLeodUSA Acquires NewCom Technologies &
                       NewCom OSP Services of Des Moines

     Cedar Rapids, Iowa, May 1, 1998 - McLeodUSA Incorporated (Nasdaq/NMS:MCLD) of Cedar Rapids, Iowa, has acquired NewCom Technologies and NewCom OSP Services of West Des Moines, Iowa. NewCom Technologies and NewCom OSP Services have been combined into a single unit called NewCom Companies, Inc. under its current management team, operating as a separate business unit of McLeodUSA. Terms of the agreement were not disclosed.

     NewCom provides network engineering, design and mapping services to cable television and telecommunications clients across the nation. NewCom has been a primary vendor to McLeodUSA for several years, providing design and engineering services for the construction of much of the company's 5,000 route miles of fiber optics network. NewCom will continue to provide engineering and design services to McLeodUSA as it expands its network between cities, and as it targets network construction within cities. NewCom will also continue to serve other clients.


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    Steve Gray, President and Chief Operating Officer of McLeodUSA, stated "Our several year history with NewCom has been instrumental in our ability to construct our telecommunications network at a rapid pace. In addition, the management team has a wealth of experience in related technologies, particularly cable television. In fact, the principals of NewCom played prominent roles with Heritage Communications, the firm that designed and built the original Des Moines cable television system."

    McLeodUSA is a provider of integrated telecommunications services to businesses and residential customers. The Company's telecommunications customers are located in ten Midwestern and Rocky Mountain States. The combined firm is a 14-state facilities-oriented telecommunications provider with 7 switches, and more than 314,000 local lines, 4,700 employees, and 5,100 route miles of fiber optics network. In the next 12 months, the Company's publishing subsidiaries will distribute nearly 15 million copies of competitive directories in 21 states, reaching a population of 27 million.

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